EXHIBIT 99.2

MILLER INDUSTRIES REPORTS 2003 FIRST QUARTER RESULTS

       CHATTANOOGA, Tennessee, May 22, 2003 - Miller Industries, Inc. (NYSE:MLR) today announced financial results for the first quarter of 2003, which ended March 31, 2003.

       For the first quarter of 2003, net sales from continuing operations were $40.7 million, compared with $47.8 million in the first calendar quarter of 2002. First quarter 2003 income from continuing operations was $958,000, or $0.10 per diluted share, compared with income from continuing operations of $1.2 million, or $0.12 per diluted share, in the first quarter of 2002.

       During the quarter ended December 31, 2002, the Company’s management and its board of directors made the decision to divest its remaining towing services segment, as well as the operations of the distribution group of the towing and recovery equipment segment. As a result, in accordance with generally accepted accounting principles, the assets for the towing services segment and the distribution group are considered a "disposal group" and the assets are no longer being depreciated. All assets and liabilities and results of operations associated with these assets have been separately presented in the accompanying financial statements. The statements of operations and related financial statement disclosures for all prior years have been restated to present the towing services segment and the distribution group as discontinued operations separate from continuing operations. The discussions and analyses that follow are of continuing operations, as restated, unless otherwise noted.

       Including a loss of $(1.5) million, or $(0.16) per diluted share, after-tax, from these discontinued operations, Miller Industries reported a net loss for the 2003 first quarter of $(559,000), or $(0.06) per diluted share, compared to a net loss for the 2002 first quarter of $(22.0) million, or $(2.36) per diluted share. The net loss for the first quarter of 2002 includes a loss from discontinued operations of $(1.5) million, or $(0.16) per diluted share, after tax, as well as a goodwill impairment charge in the first calendar quarter of 2002 of ($21.8) million, or ($2.34) per basic and diluted share after tax, relating to the Company’s adoption of FAS 142.

       Cost of operations in the first quarter of 2003 was $34.8 million, compared to $40.9 million in the year-ago period, due in part to improved manufacturing efficiencies versus a year ago, as well as the decline in sales. For the 2003 first quarter, selling, general and administrative expenses were $3.9 million, versus $4.2 million in the prior year period, reflecting the Company’s ongoing focus on operating cost control. Interest expense in the first quarter of 2003 was $0.8 million, compared to $0.7 million in the year-ago first quarter.

       Jeffrey I. Badgley, President and CEO of Miller Industries, commented, “Our sales in the first quarter continued to be affected by similar conditions we saw in the fourth quarter of 2002, with our customers’ purchasing decisions being influenced by higher operating costs and tight credit markets. In addition, the war with Iraq during the quarter also had a negative effect on sales. These factors combined to lengthen our sales cycle and extend purchasing decisions by our customer base, with operational efficiencies offsetting some of the slowdown in sales.”

       Mr. Badgley concluded, “Looking ahead to the coming quarters of 2003, we have begun to see an improvement in our markets, with a decline in gasoline pricing and stronger product demand in April. While still preliminary, we will continue to manage our costs to maximize operational efficiencies, and leverage our position in the marketplace, positioning us to capitalize on any improvement that materializes in this environment.”

       The Company’s Junior Credit Facility matures on July 23, 2003 and all outstanding principal and accrued interest under the facility becomes due and payable on that date. As previously announced, the Company is seeking to extend the maturity date of and/or refinance the amount outstanding under the Junior Credit Facility, and has engaged in discussions with its senior and junior lenders regarding such extension and/or refinancing. However, there can be no assurance that the Company will be able to extend the maturity date or obtain such financing on terms favorable to the Company, if at all. If the Company is unable to refinance the outstanding portion of the Junior Credit Facility, the failure to pay such amounts when due would constitute an event of default under both the Junior Credit Facility and the Senior Credit Facility. In the event of such a default, the senior lender agent would be entitled to prevent the junior lender agent from taking any enforcement action against the Company for up to 270 days after the date the junior lender agent gives notice of enforcement to the Company.

       Primarily because of the potential default in July 2003, the Company’s independent auditors have included a “going concern” explanatory paragraph in their annual audit report. The Company is therefore currently in default under both the Senior and Junior Credit Facilities as a result of the “going concern” explanatory paragraph as well as the failure to file its Annual Report prior to April 30, 2003. Additionally, the Company is in default of the EBITDA covenant under the Junior Credit Facility only for the first quarter of calendar 2003. The Company is currently not pursuing a waiver of these defaults or an amendment to the Credit Facilities to cure these defaults. The Company has had informal discussions with its creditors and believes based on these discussions that the Senior and Junior lender agents will not take action against the Company as a result of these defaults. However, there can be no assurance that they will not pursue action in the future as a result of these defaults or any other default under the Credit Facilities.

       In conjunction with this release, Miller Industries will host a conference call, which will be simultaneously broadcast live over the Internet. Management will host the call, which is scheduled for today, May 22, 2003 at 10:00 AM EDT. Listeners can access the conference call live and archived over the Internet through a link at http://www.firstcallevents.com/service/ajwz382287104gf12.html. Please allow 15 minutes prior to the call to visit the site and download and install any necessary audio software. A replay of this call will be available approximately one hour after the live call ends through May 28, 2003. The replay number is 800-642-1687, passcode 911832

       Miller Industries is the world’s leading integrated provider of vehicle towing and recovery equipment. The Company markets its towing and recovery equipment under a number of well-recognized brands, including Century, Vulcan, Chevron, Holmes, Challenger, Champion and Eagle.

       Except for historical information contained herein, the matters set forth in this news release are forward-looking statements. The Company noted that forward looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including the risks and uncertainties discussed under the caption “Risk Factors” in the Company’s Form 10-K for fiscal 2002, which discussion is incorporated herein by this reference.

- TABLE FOLLOWS -

Miller Industries, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(In thousands except per share data)

	Three Months Ended
	March 31,
			%
	2003	2002	Change
NET SALES	$40,742	$47,805	-15%
COSTS AND EXPENSES:
COST OF OPERATIONS	34,815	40,911	-15%
SELLING, GENERAL AND	3,882	4,206	-8%
ADMINISTRATIVE EXPENSES
INTEREST EXPENSE, NET	754	700	8%
TOTAL COSTS AND EXPENSES	39,451	45,817	-14%

INCOME (LOSS) BEFORE INCOME TAXES	1,291	1,988	-35%
INCOME TAX PROVISION (BENEFIT)	333	764	-56%
INCOME (LOSS) FROM CONTINUING OPERATIONS	958	1,224	-22%

DISCONTINUED OPERATIONS:
LOSS FROM DISCONTINUED OPERATIONS, BEFORE TAXES	(1,942)	(1,959)	-1%
INCOME TAX PROVISION (BENEFIT)	(425)	(500)	-15%
LOSS FROM DISCONTINUED OPERATIONS	(1,517)	(1,459)	4%

LOSS BEFORE CUMULATIVE EFFECT OF
CHANGE IN ACCOUNTING METHOD	(559)	(235)	138%

CUMULATIVE EFFECT OF CHANGE IN
ACCOUNTING METHOD	--	(21,812)	-100%

NET (LOSS) INCOME PER COMMON SHARE	$(559)	$(22,047)	-97%

BASIC INCOME (LOSS) PER COMMON SHARE:
INCOME FROM CONTINUING OPERATIONS	$0.10	$0.12	-16%
LOSS FROM DISCONTINUED OPERATIONS	$(0.16)	$(0.16)	0%
CUMULATIVE EFFECT OF ACCOUNTING CHANGE	--	$(2.34)	-100%
BASIC INCOME (LOSS) PER COMMON SHARE	$(0.06)	$(2.36)	-97%

DILUTED INCOME (LOSS) PER COMMON SHARE:
INCOME FROM CONTINUING OPERATIONS	$0.10	$0.12	-16%
LOSS FROM DISCONTINUED OPERATIONS	$(0.16)	$(0.16)	0%
CUMULATIVE EFFECT OF ACCOUNTING CHANGE	--	$(2.34)	-100%
DILUTED INCOME (LOSS)	$(0.06)	$(2.36)	-97%

WEIGHTED AVERAGE SHARES OUTSTANDING:
BASIC	9,341	9,341	0%
DILUTED	9,349	9,341	0%